Exhibit 99.1

For Immediate Release	Contact:	Media: Melissa Andrews
July 31, 2017		864.286.4425
		melissa.andrews@scansource.com

		Investors: Mary Gentry
		864.286.4892
		mary.gentry@scansource.com

SCANSOURCE COMPLETES ACQUISITION OF POS PORTAL

GREENVILLE, SC – ScanSource, Inc. (NASDAQ: SCSC), a leading global provider of technology products and solutions, today announced that it has closed the previously announced acquisition of POS Portal, a leading distributor of payment devices and services primarily to the SMB market segment in the United States. Together, ScanSource and POS Portal will create the industry’s leading payments channel, ensuring customers have access to the solutions, services and support that will help them be successful.

For the first full year after closing, POS Portal net sales are estimated to total approximately $110 million with an estimated EBITDA margin in the low teens. The acquisition is expected to be accretive to earnings per share in the first year after acquisition, excluding one-time acquisition costs. ScanSource funded the initial cash purchase price of approximately $144.9 million, subject to working capital and other customary adjustments, through borrowings under its revolving credit facility. The agreement includes a cash earn-out payment up to $13.2 million to be made on November 30, 2017, based on POS Portal’s earnings before interest expense, taxes, depreciation and amortization (EBITDA) for the trailing twelve months (TTM) ending September 30, 2017.

“We acquired POS Portal to expand our high-value capabilities and market reach across all payment channels,” said Mike Baur, CEO, ScanSource, Inc. “We want to make it easier for our customers to enter the payments business or grow their payments offerings. We are extremely pleased to welcome the POS Portal team to the ScanSource family and bring our businesses together.”

Buzz Stryker, co-founder and CEO of POS Portal, stated, “We are very excited to join the ScanSource team and see tremendous opportunities ahead for our customers and employees. Together with ScanSource, we look forward to leading the payments channel, as well as shaping its future form, with innovative solutions and services for our partners.”

Buzz Stryker and Scott Agatep, Chief Operating Officer, along with the entire POS Portal team, will join ScanSource. POS Portal will be a part of the Worldwide Barcode, Networking and Security segment.

For more information on ScanSource, please visit or follow: www.scansource.com or @ScanSource.

Safe Harbor Statement

This press release includes forward-looking statements, including statements regarding POS Portal’s expected net sales and estimated EBITDA margin, its expected impact on ScanSource’s (“the Company”) earnings per share, and expectations for POS Portal’s future. Actual results may differ materially from those suggested by these statements for a range of reasons, including changes in pricing and costs for POS Portal’s services, the loss of customers, competitive responses and difficulties in integrating POS Portal’s business into the Company’s business. For additional factors, see the Company’s Form 10-K for the year ended June 30, 2016, and its subsequent Form 10-Qs, all as filed with the SEC. The Company disclaims any obligation to update forward-looking statements other than as required by law.

Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), the Company also discloses certain non-GAAP financial measures, which are summarized below. Non-GAAP financial measures are used to better understand and evaluate performance, including comparisons from period to period.

Non-GAAP EBITDA MARGIN: To evaluate this acquisition, the Company considered non-GAAP EBITDA margin percentages. Non-GAAP results exclude amortization of intangible assets related to acquisitions, change in the fair value of contingent consideration, and other non-GAAP adjustments, including acquisition costs.

Non-GAAP financial measures have limitations as analytical tools, and the non-GAAP financial measures that the Company reports may not be comparable to similarly titled amounts reported by other companies. Analysis of results and outlook on a non-GAAP basis should be considered in addition to, and not in substitution for or as superior to, measurements of financial performance prepared in accordance with GAAP.

About POS Portal

Since 2000, POS Portal has been changing the payments industry. As a leading distributor of credit card terminals and supplies, POS Portal is pioneering the way in logistics and distribution for secure payment devices. Having one of the most extensive libraries of injection keys and over 15 years of strategic relationships with gateways, processors, and terminal OEMs, POS Portal has the resources needed to always deliver secure devices preconfigured just the way our partners need them. With two Key Injection Facilities (KIF), POS Portal deploys devices to businesses nationwide. At POS Portal, we’re committed to providing exceptional service to the point-of-sale industry through mutually beneficial, long-lasting relationship. For additional information, please visit www.posportal.com or call 1-866-940-4POS (4767).

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is a leading global provider of technology products and solutions, focusing on point-of-sale (POS), barcode, physical security, video, voice, data networking and technology services. ScanSource’s teams provide value-added solutions and operate from two segments, Worldwide Barcode, Networking & Security and Worldwide Communications & Services. ScanSource is committed to helping its resellers and sales partners choose, configure and deliver the industry’s best solutions across almost every vertical market in North America, Latin America and Europe. In August 2016, ScanSource entered the recurring revenue telecom and cloud services market through its acquisition of Intelisys, the industry’s leading technology services distributor. Founded in 1992, the Company is headquartered in Greenville, South Carolina and was named one of the 2017 Best Places to Work in South Carolina. ScanSource ranks #647 on the Fortune 1000. For more information, visit www.scansource.com.

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